Exhibit 99.1

VBI Vaccines Presents Additional Biomarker Data from Phase 1/2a Study of VBI-1901 in Recurrent GBM at the 2023 Society for Neuro-Oncology (SNO) Annual Meeting

CAMBRIDGE, Mass. (November 20, 2023) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease, today announced that additional biomarker data from the Phase 1/2a study of VBI-1901, the Company’s cancer vaccine immunotherapeutic candidate, in recurrent glioblastoma (GBM) patients, were highlighted in a poster presentation at the 28th Annual Meeting and Education Day of the Society for Neuro-Oncology (SNO), held on Friday, November 17, 2023.

New proof-of-mechanism data demonstrated that vaccination with VBI-1901 was associated with T-cell activation capable of trafficking across the blood-brain barrier to the tumor microenvironment, an area which is known to be highly immunosuppressive and difficult to infiltrate. The additional peripheral biomarker data assessed levels of C4G – a protein fragment produced when cytotoxic T-cells, or killer T-cells, migrate into and throughout the tumor microenvironment – high baseline levels of which have been associated with longer overall survival in studies conducted in metastatic melanoma patients [Prakash et al., 2014].1 After vaccination with VBI-1901 in the Phase 1/2a study in recurrent GBM patients, the data showed there were higher blood/plasma levels of C4G in patients who achieved partial tumor responses than in patients with stable or progressive disease. Additionally, higher levels of C4G after vaccination with VBI-1901 have been associated with longer progression-free survival.

“We are very pleased to share these significant mechanistic findings at SNO,” said David E. Anderson, Ph.D., VBI’s Chief Scientific Officer. “The GBM tumor microenvironment is notoriously immunosuppressive and difficult to penetrate, which is why most treatment needs to be administered intratumorally, and why there are currently so few effective treatment options for patients. We believe that these data continue to enrich the potential for VBI-1901 to have meaningful impact in recurrent and primary GBM, and we look forward to data from the next phases of development in each setting.”

Data Highlights from Phase 1/2a Study Data in Recurrent GBM Patients- VBI-1901 10µg + GM-CSF Study Arms

(n=16)

●	44% disease control rate achieved (n=7/16) – disease control rate is defined as stable disease (SD) + partial tumor response (PR) + complete tumor response (CR)
●	2 PRs were observed – 1 patient was on treatment for more than 28 months (2.33 years), surviving at least 40 months (3.33 years) as of August 1, 2023, with a maximum tumor reduction of 93% relative to baseline
●	5 additional patients demonstrated SD for a sustained period of time
●	All patients with a tumor response (PR or SD) (n=7/16) reached a minimum survival of 12 months
●	Median overall survival (mOS) was 12.9 months, comparing favorably to 8-month mOS for monotherapy standard-of-care[2]

Ongoing Phase 2b Study Design in Recurrent GBM Patients

Multi-center, randomized, controlled, open-label study in up to 60 patients with first recurrent GBM

●	Patients will be randomized in a 1:1 ratio across two study arms:

○	Intradermal VBI-1901 + GM-CSF: 10 µg dose every 4 weeks until clinical disease progression
○	Active comparator: monotherapy standard-of-care – either intravenous carmustine or oral lomustine, every 6 weeks until disease progression or intolerable toxicity

●	Endpoints include:

○	Safety and tolerability
○	Overall survival (OS) – median and overall
○	Tumor response rate (TRR)
○	Progression-free survival (PFS)
○	Immunologic responses
○	Reduction in corticosteroid use relative to baseline
○	Change in quality of life compared to baseline

The U.S. Food and Drug Administration (FDA) has considered demonstration of a statistically significant improvement in overall survival relative to a randomized control arm to be clinically significant and has recognized this as criteria to support the approval of new oncology drugs.3

For more information about the Phase 2b study, visit clinicaltrials.gov and reference trial identifier: NCT03382977.

About GBM and VBI-1901

Scientific literature suggests CMV infection is prevalent in multiple solid tumors, including glioblastoma (GBM). GBM is among the most common and aggressive malignant primary brain tumors in humans. In the U.S. alone, 14,000 new cases are diagnosed each year. The current standard of care for treating GBM is surgical resection, followed by radiation and chemotherapy. Even with aggressive treatment, GBM progresses rapidly and has a high mortality.

VBI-1901 is a novel cancer vaccine immunotherapeutic candidate developed using VBI’s enveloped virus-like particle (eVLP) technology to target two highly immunogenic cytomegalovirus (CMV) antigens, gB and pp65. The FDA has granted VBI-1901 Fast Track Designation and Orphan Drug Designation for the treatment of recurrent glioblastoma. These designations are intended to provide certain benefits to drug developers, including more frequent meetings with the FDA, and Accelerated Approval and Priority Review, if relevant criteria are met, among other benefits.

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease. Through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is committed to targeting and overcoming significant infectious diseases, including hepatitis B, coronaviruses, and cytomegalovirus (CMV), as well as aggressive cancers including glioblastoma (GBM). VBI is headquartered in Cambridge, Massachusetts, with research operations in Ottawa, Canada, and a research and manufacturing site in Rehovot, Israel.

Website Home: http://www.vbivaccines.com/

News and Resources: http://www.vbivaccines.com/news-and-resources/

Investors: http://www.vbivaccines.com/investors/

References

1.	Prakash M, Munoz M, et al. Granzyme B promotes cytotoxic lymphocyte transmigration via basement membrane remodeling. Immunity. 2014; 41(6): 960-972

2.	Taal W, Oosterkamp HM, Walenkamp AME, et al. Single-agent bevacizumab or lomustine versus a combination of bevacizumab plus lomustine in patients with recurrent glioblastoma (BELOB trial): a randomized controlled phase 2 trial. Lancet Oncol. 2014; 15: 943-953

3.	Oncology Center of Excellence, Center for Drug Evaluation and Research (CDER) and Center for Biologics Evaluation and Research (CBER) at the Food and Drug Administration. Clinical Trial Endpoints for the Approval of Cancer Drugs and Biologics; Guidance for Industry. FDA.gov. December, 2018

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such forward-looking statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, market, industry or political conditions in the United States or internationally; the impact of the COVID-19 endemic and the continuing effects of the COVID-19 endemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to successfully manufacture and commercialize PreHevbrio/PreHevbri; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of pipeline candidates and the commercialization of PreHevbrio/PreHevbri; the ability to obtain appropriate or necessary regulatory approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; our ability to regain and maintain compliance with the Nasdaq Capital Market’s listing standards; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 13, 2023, and filed with the Canadian security authorities at sedar.com on March 13, 2023, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com